FORM 3

              U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*
     Shropshire Trust Company Limited
     (Last)                   (First)                  (Middle)
     M.L.H. Quin & Co.
     Bermuda Commercial Bank Bldg.
       44 Church Street
                              (Street)
     Hamilton      HM12,                Bermuda
     (City)                   (State)                  (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)
          April 25, 1999

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol:
     Symposium Telecom Corporation**

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [ ]      Director
     [X]      10% Owner
     [ ]      Officer (give title below)
     [ ]      Other (specify below)


6.   If Amendment, Date of Original
     (Month/Day/Year)

7.   Individual or Joint/Group Filing
     (Check applicable line)
     [ ]      Form filed by One Reporting Person
     [ ]      Form filed by More than One Reporting Person


        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security       2. Amount of   3. Ownership   4. Nature of
   (Instr. 4)              Securities     Form:          Indirect
                           Beneficially   Direct (D)     Beneficial
                           Owned          or Indirect    Ownership
                           (Instr. 4)     (I)            (Instr. 5)
                                          (Instr. 5)

   Common Stock            1,200,000         I            By Shropshire
                                                          Trust No. 1,
                                                          Shropshire

                                                          Trust No. 2,
                                                          Shropshire Trust No. 3
                                                          and

                                                          Shropshire Trust No. 4


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

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                                                                  SEC 1473(7-96)
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FORM 3 (continued)


                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title          2.Date Exer-           3.Title and
  of             cisable                Amount of
  Deri-          and Ex-                Securities
  vative         piration               Underlying
  Security       Date (Month/           Derivative
  (Instr.4)      Day/Year)              Security
                                        (Instr.4)
                 -----------------------------------------------
                  Date         Expira-   Title          Amount or
                  Exer-        tion                     Number of
                  cis-         Date                     Shares
                  able


    4.Conver-  5.Owner-    6.Nature
    sion or    ship        of In-
    Exercise   Form        direct
    Price of   of Deri-    Benefi-
    Deri-      vative      cial
    vative     Security;   Owner-
    Security   Direct(D)   ship
               or Indi-    (Instr.
               rect(I)     5)
               (Instr.5)

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Explanation of Responses:

** The Company's ticker symbol is not yet available. This Form 3 will be amended to disclose the Company's ticker symbol as soon as it becomes available.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 /S/ SHROPSHIRE TRUST COMPANY LIMITED                        4/20/99
-------------------------------------                        -------------
**Signature of Reporting Person                              Date

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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SEC 1473 (8-92)